Exhibit 10.50

NOTE:  THIS DOCUMENT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.  PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED AND ARE MARKED HEREIN BY “***”.  SUCH REDACTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO THE CONFIDENTIAL TREATMENT REQUEST.

SECOND AMENDED AND RESTATED

PROJECT AND

APPROVED SUPPLIER AGREEMENT

As of

April 28, 2002

among

NEW WORLD RESTAURANT GROUP, INC.,

EINSTEIN AND NOAH CORP.,

MANHATTAN BAGEL COMPANY, INC.,

HARLAN BAGEL SUPPLY COMPANY, LLC,

HARLAN BAKERIES, INC.,

HAL P. HARLAN

HUGH P. HARLAN

and

DOUG H. HARLAN

SECOND AMENDED AND RESTATED

PROJECT AND

APPROVED SUPPLIER AGREEMENT

This amended and restated project and approved supplier agreement (the “Agreement”) is made and entered into as of this 28th day of April, 2002 by and among New World Restaurant Group, Inc., a Delaware corporation (“NWRG”), Einstein and Noah Corp., a Delaware corporation (“ENC”), Manhattan Bagel Company, Inc., a New Jersey corporation (“MBC”), Harlan Bagel Supply Company, LLC, an Indiana limited liability company (the “Supplier”), Harlan Bakeries, Inc., an Indiana corporation (“Harlan”), Hal P. Harlan, Hugh P. Harlan and Doug H. Harlan.  The Supplier and Harlan are herein sometimes collectively referred to as the “Harlan Companies”, and Hal P. Harlan, Hugh P. Harlan and Doug H. Harlan are herein sometimes collectively referred to as the “Harlans.”

Recitals

A.            On May 1, 1998, the Harlan Companies and the Harlans entered into a certain Amended and Restated Project and Approved Supplier Agreement (the “Prior Project Agreement”) with Einstein/Noah Bagel Corp. (“ENBC”).  ENBC subsequently filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code and ENC (a wholly-owned subsidiary of NWRG) acquired the assets of ENBC, including its rights and obligations under the Prior Project Agreement and ancillary documents.  Accordingly, prior to the date hereof, ENC, the Harlan Companies and the Harlans have performed in accordance with the terms of the Prior Project Agreement.

B.            NWRG, directly and through its wholly-owned subsidiaries and affiliates, owns and operates retail bagel stores and “quick casual” restaurants.  In addition, NWRG, directly and through its wholly owned subsidiaries and affiliates, has granted or intends to grant franchise and licensing rights to franchisees and licensees that own and operate (or, shall own and operate) retail bagel stores or “quick casual” restaurants using NWRG’s and its subsidiaries’ and affiliates’ respective proprietary operating systems and products, including but not limited to proprietary bagel recipes, formulations and manufacturing processes.  The parties desire to amend and restate the Prior Project Agreement in its entirety, all as hereinafter set forth.

Covenants

In consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1.0            Definitions

1.1          As used herein the following terms shall have the meanings given them below: “Accounting Period” shall mean one of twelve (12) periods of four or five consecutive weeks in each fiscal year of the Supplier during the Term that is designated by the Supplier as an accounting period.

“Authorized Recipients” shall have the meaning ascribed to it ‘in Section 6.11.

“Bagel Lines” shall mean the Original Bagel Line and the Second Bagel Line.

“Case” shall mean one hundred twenty bagels.

“Category A Products” shall mean all Products produced by Supplier that are intended for resale under any brand name now or hereafter owned by New World, including Products co-branded, and produced using Formulations, Specifications, Procedures, technology (patented or otherwise) or other trade secrets developed or owned by New World.

“Category B Products” shall mean all Products produced by Supplier on the Bagel Lines that are not Category A Products.

“Encumbrances” shall mean liens, mortgages, pledges, charges, encumbrances, assessments, restrictions, covenants, easements or title defects of any nature whatsoever.

“Equipment Financing Documents” shall mean the Equipment Lease, together with all other agreements, instruments and documents executed in connection with the Equipment Lease, true copies of which are annexed hereto as Exhibit A.

“Equipment Lease” shall mean that certain amended and restated lease agreement between the Supplier and ENC (as successor in interest to ENBC) dated May 1, 1998, as amended on the date hereof (including any equipment schedule thereto).

“Financing Documents” shall mean the Equipment Financing Documents and the Working Capital Financing Documents.

“Formulations” shall have the meaning ascribed to it in Section 6.5.

“Lease” shall mean that certain Lease Agreement dated August 27, 1996 between Harlan and the Supplier.

“Leasehold Premises” shall have the meaning ascribed to it in Section 3.6.

“Manhattan Bagels” shall mean Category A Products produced by Supplier in accordance with New World’s specifications therefor and which are to be sold to the public by and through a New World Subsidiary under the trademarks and proprietary rights owned, franchised and/or licensed by MBC.

“Materials Cost” shall mean the Supplier’s cost of ingredients and packaging used in manufacturing the Products during each Quarterly Period, determined in the manner set forth in Exhibit B hereto. For this purpose, ingredients shall include corn meal used in manufacturing the Products.

“Mortgage” shall mean the existing mortgage loan on the land and buildings owned by Harlan, consisting of the Production Facility and the facility adjacent thereto, made by the Mortgage Holders.

“Mortgage Holders” shall mean Bank of America, N.A., LaSalle Bank National Association and KeyBank National Association.

“New World” shall mean, collectively, NWRG and all New World Subsidiaries, regardless of whether now existing or hereafter acquired or created.

“New World Allocated Charges” shall mean those costs of New World charged to the Supplier as described in Section 7.7.

“New World Franchisee” shall mean a franchisee or licensee of NWRG or of a New World Subsidiary.

“New World Subsidiary” shall mean a subsidiary of NWRG, including, specifically, without limitation, ENC and MBC.

“Occupancy Cost” shall mean building rental expense, real estate taxes, utilities, maintenance and repair and property casualty insurance.

“Option Agreement” shall mean that certain amended and restated option agreement dated May 1, 1998 among ENC (as successor in interest to ENBC), the Supplier and the Harlans.

“Original Bagel Line” shall mean the first Winkler bagel line owned by ENC (as successor in interest to ENBC) and leased to and operated by the Supplier, together with the other components of the bagel production line installed in the Production Facility, including without limitation mixers, bagel cooking unit, proofer, retarder, blast freezer, and packaging equipment and improvements and additions thereto.

“Par Baked Bagels” shall mean bagels which are to be partially baked by Supplier before freezing, as specified and directed by NWRG, ENC or MBC.

“Procedures” shall have the meaning ascribed to it in Section 6.5.

“Production Facility” shall mean the 75,000 square foot production facility in Avon, Indiana as described in the Lease.

“Products” shall mean frozen bagel dough products.

“Proprietary Information” shall have the meaning ascribed to it in Article 12.0.

“Quarterly Period” shall mean the first three Accounting Periods of the Supplier during each fiscal year of the Supplier during the Term and each subsequent period of three Accounting Periods thereafter during said fiscal year.

“Second Bagel Line” shall mean the second Winkler bagel line owned by ENC (as successor in interest to ENBC) and leased to and operated by the Supplier, together with the other components of such bagel production line installed in the Production Facility, including without limitation, mixers, bagel cooking unit, additional components for the proofer and retarder constituting a portion of the Original Bagel Line, modifications to the blast freezer constituting a portion of the Original Bagel Line and packaging equipment and improvements and additions thereto.

“Specifications” shall have the meaning ascribed to it in Section 6.5.

“Term” shall mean the period commencing on the date hereof and continuing until the date this Agreement expires or is terminated pursuant to Article 13.0 hereof.

“Title Policy” shall mean that certain Leasehold Loan Policy dated August 30, 1996 issued by Chicago Title Insurance Company (Policy No. 15-0140-109-0000001).

“Working Capital Financing” shall mean the loan by the Working Capital Lenders to the Supplier.

“Working Capital Financing Documents” shall mean the revolving credit agreement between the Working Capital Lenders and the Supplier, as the same may have been amended, together with all other agreements, instruments and documents executed in connection with such agreement.

“Working Capital Lenders” shall mean Bank of America, N.A., LaSalle Bank National Association and KeyBank National Association.

Article 2.0            Closing of the Agreement

2.1          On the date hereof, Supplier and ENC shall enter into an amendment to the Equipment Lease to extend its term and to change the references therein to the Prior Project Agreement to this Agreement. The amended Equipment Lease is attached hereto as Exhibit D.

2.2          The parties acknowledge and agree that the recitals to this Agreement are true, accurate, and constitute a portion of their understanding and agreements as set forth herein.

Article 3.0            Representations and Warranties of the Harlan Companies

In order to induce NWRG, ENC and MBC to enter into this Agreement and to perform their obligations hereunder, the Harlan Companies jointly and severally represent and warrant to NWRG, ENC and MBC that:

3.1          Each of the Harlan Companies is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation, with full corporate or limited liability company power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of each of the Harlan Companies.

3.2          This Agreement has been duly executed and delivered by each of the Harlan Companies and is a valid and binding obligation of each of them, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by the Harlan Companies nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of its organizational documents, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against either of the Harlan Companies or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against either of the Harlan Companies or the assets and properties of either of them, except pursuant to the Working Capital Financing Documents and the Mortgage. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other governmental authority is required in connection with the execution and delivery of this Agreement by the Harlan Companies and the consummation by them of the transactions contemplated hereby.

3.3

(a)           Schedule 3.3(a) attached hereto accurately and completely sets forth, with respect to each of the Harlan Companies: (i) the number of shares of each class of its capital stock or other units of equity interest which are issued and outstanding and (ii) the name and address of, and the number of shares of each class of capital stock or other units of equity interest owned by, each of its shareholders or other equity owners.

(b)           All voting rights in each of the Harlan Companies are vested exclusively in its shares of capital stock, in the case of Harlan, and in units of equity interest, in the case of the Supplier, and other than shareholder agreements or operating agreements which have been provided to NWRG (the “Shareholder Agreements”), there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock or other units of equity interest of either of the Harlan Companies. A true copy of the Shareholder Agreements is attached hereto as Schedule 3.3(b). Except pursuant to the Shareholder Agreements and the right of first refusal granted to ENC (as successor in interest to ENBC) pursuant to that certain Right of First Refusal Agreement dated as of August 27, 1996 among ENC (as successor in interest to ENBC) and the Harlans, there are no outstanding warrants, options or rights of any kind to acquire from either of the Harlan Companies, or from the shareholders or other equity owners of either of the Harlan Companies, any shares of capital stock or other units of equity interest of either of the Harlan Companies, and neither of the Harlan Companies has any obligation to acquire any of its issued and outstanding shares of capital stock or other units of equity interest from any holder thereof.

3.4          Attached to this Agreement as Schedule 3.4 are the following financial statements of the Harlan Companies:

3.4.1       audited balance sheets of (a) Harlan at December 31, 2000 and December 31, 2001; and (b) the Supplier at December 31, 2000, and December 31, 2001; and

3.4.2       the related statements of operations and cash flow of (a) Harlan for the years ended December 31, 2000 and December 31, 2001; and (b) the Supplier for the years ended December 31, 2000 and December 31, 2001, in each case, with the audit report of Ernst & Young, LLP thereon.

Such financial statements present fairly in all material respects the financial position of each of the Harlan Companies covered thereby at said balance sheet dates and the results of operations and cash flows of each of the Harlan Companies for each of the said periods covered, and they have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The balance sheet of Harlan at December 31, 2001, is herein sometimes referred to as the “Harlan Balance Sheet,” and the balance sheet of the Supplier at December 31, 2001 is herein sometimes referred to as the “Supplier Balance Sheet.”

3.5          Neither of the Harlan Companies has any liabilities or obligations, accrued, absolute, contingent or otherwise, except: (a) to the extent reflected or taken into account in determining net worth in the Harlan Balance Sheet or the Supplier Balance Sheet and not heretofore paid or discharged; (b) contractual obligations of the Harlan Companies incurred in the ordinary course of business; (c) liabilities of the Harlan Companies incurred in the ordinary course of business since the date of the Harlan Balance Sheet and the Supplier Balance Sheet; and (d) obligations of the Harlan Companies under this Agreement and the other documents now or hereafter executed in connection therewith.

3.6          The premises covered by the Lease (the “Leasehold Premises”): (a) have direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the reasonably anticipated transportation requirements of the Supplier’s business to be conducted at the Leasehold Premises; and (b) are served by all utilities, including but not limited to water, electricity, natural gas, sewer and telephone, in such quantity and quality as are sufficient to satisfy the reasonably anticipated production levels and business activities of the Supplier’s business to be conducted at the Leasehold Premises. Neither of the Harlan Companies has received notice of: (a) any condemnation proceeding with respect to any portion of the Leasehold Premises, and, to the best of their knowledge, no such proceeding is contemplated by any governmental authority; or (b) any special assessment which may affect the Leasehold Premises and to the best of their knowledge, no such special assessment is contemplated by any governmental authority. All of the buildings or structures leased by the Harlan Companies are in good repair and operating condition, subject to normal wear and tear, and are adequate and suitable for their present use and purposes.

3.7          The Supplier has good and marketable title to all of its assets and properties, free and clear of all Encumbrances, except as set forth in the Financing Documents or the Title Policy or on Schedule 3.7 attached hereto.

3.8          Each of the Harlan Companies possesses all licenses and other required governmental or official approvals, permits or authorizations, the failure to possess which would,

individually or in the aggregate, have a material adverse effect on its business, assets, financial condition or results of operations. All such licenses, approvals, permits and authorizations are in full force and effect, each of the Harlan Companies is in material compliance with its requirements, and no proceeding is pending or to the best of the knowledge of the Harlan Companies, threatened to revoke or amend any of them. Schedule 3.8 attached hereto contains an accurate and complete list of all such licenses, approvals, permits and authorizations. None of such licenses, approvals, permits and authorizations are or will be impaired or in any way affected by the execution and delivery of this Agreement or the Equipment Lease or the consummation of the transactions contemplated hereby.

3.9          [Intentionally omitted.]

3.10        Except as set forth on Schedule 3.10 attached hereto, there are no actions, suits, claims, governmental investigations or arbitration proceedings (“Actions”) pending or, to the best of the knowledge of the Harlan Companies, threatened against or affecting either of the Harlan Companies or any of their respective assets or properties and, to the best of the knowledge of the Harlan Companies, there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which either of the Harlan Companies is or was a party.

3.11        Each of the Harlan Companies is in material compliance with all laws, regulations and orders applicable to it, its assets, properties and business. Except as set forth on Schedule 3.11 attached hereto, neither of the Harlan Companies has received notification of any asserted past or present failure to comply with any laws, and to the best of their knowledge, no proceeding with respect to any such violation is contemplated.

3.12

3.12.1     Except as set forth on Schedule 3.12 attached hereto, neither of the Harlan Companies has transported, stored, treated or disposed, nor has either of them allowed or arranged for any third parties to transport, store, treat or dispose of Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has either of them performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations. Neither of the Harlan Companies has disposed, or allowed or arranged for any third parties to dispose, of Hazardous Substances or other waste upon the Leasehold Premises, except as permitted by law. For purposes of this Section 3.12, the term “Hazardous Substances” shall have the meaning given it in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601, et seq.), as amended, and the regulations promulgated pursuant thereto (“CERCLA”), or any similar state law.

3.12.2     Except as set forth on Schedule 3.12 attached hereto, since the acquisition of the Leasehold Premises, Harlan has not permitted to occur, nor is there presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of the Leasehold Premises, except that the parties acknowledge that Harlan discharges wastewater into the sewage treatment plant of the West Central Conservancy District. For purposes of this Section 3.12.2, the term “Release” shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

3.12.3     Neither of the Harlan Companies has transported or disposed, nor has it allowed or arranged for any third parties to transport or dispose, any Hazardous Substance or other waste to or at a site which, pursuant to CERCLA or any similar state law: (a) has been placed on the National Priorities List or its state equivalent, or (b) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent. Neither of the Harlan Companies has received notice, or has any knowledge of any facts which could give rise to any notice, that either of the Harlan Companies is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation. Neither of the Harlan Companies has submitted nor was either of them required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the real estate that is covered by the Lease. Neither of the Harlan Companies has received any written or oral request for information in connection with any federal or state environmental cleanup site. Neither of the Harlan Companies has undertaken (or been requested to undertake) any response or remedial actions or clean-up action of any kind at the request of any federal, state or local governmental entity, or at the request of any other person or entity.

3.12.4     Neither of the Harlan Companies uses, or has used, any Underground Storage Tanks, and, except as set forth in Schedule 3.12 attached hereto, the Harlan Companies are not aware of any Underground Storage Tanks previously or currently on or under the Leasehold Premises. For purposes of this Section 3.12.4, the term “Underground Storage Tanks” shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

Article 4.0            Representations and Warranties of NWRG

In order to induce the Harlan Companies to enter into this Agreement and to perform their obligations hereunder, NWRG, ENC and MBC jointly and severally represent and warrant to the Harlan Companies that:

4.1          They are each duly organized and legally existing under the laws of their incorporation, with full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

4.2          This Agreement has been duly executed and delivered by NWRG, ENC and MBC and is a valid and binding obligation of each corporation, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of the certificate of incorporation of bylaws of NWRG, ENC or MBC or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against NWRG, ENC or MBC; or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against NWRG, ENC or MBC, except for any conflicts, breaches, terminations or defaults that would not, individually or in the aggregate have a material adverse affect on the financial condition, business or assets of NWRG, ENC or MBC. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by NWRG, ENC or MBC and the consummation of the transactions contemplated hereby.

4.3          Except as disclosed in NWRG’s annual report on Form 10-K for the year ending January 1, 2002, in NWRG’s quarterly report on Form 10-Q for the quarter ended April 2, 2002 or on Schedule 4.3 attached hereto, there are no Actions pending or, to the best of the knowledge of NWRG, ENC or MBC, threatened against or affecting New World or any of its assets or properties which if adversely determined could, individually or in the aggregate have a material adverse effect on New World’s financial condition, business or assets or NWRG’s, ENC’s or MBC’s obligations hereunder. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which New World is or was a party which could, individually or in the aggregate, have a material adverse effect on New World’s financial condition, assets or business or NWRG’s, ENC’s or MBC’s obligations under this Agreement.

4.4          NWRG, ENC and MBC are in material compliance with all laws, regulations and orders applicable to their performance under this Agreement, and they have received no notification of any asserted past or present failure to comply with any such laws, and to the best of their knowledge, no proceeding with respect to any such violation is contemplated.

4.5          NWRG has delivered to the Harlan Companies true and complete copies of the following financial statements, all of which are complete and correct, have been prepared from the books and records of NWRG in accordance with generally accepted accounting principles, consistently applied, which statements fairly present the financial condition of NWRG as at their respective dates and the results of its operations for the periods covered thereby:

(a)           The audited balance sheets and statements of income, cash flow and shareholders’ equity contained within NWRG’s Form 10-K for the fiscal year ended January 1, 2002; and

(b)           The unaudited balance sheets and statements of income, cash flow and shareholders’ equity contained within NWRG’s Form 10-Q for the fiscal quarter ended April 2, 2002.

Article 5.0            Certain Covenants of the Harlan Companies

5.1          The Harlan Companies agree that the use of the Bagel Lines for production of any products for persons other than Authorized Recipients shall be subject to ENC’s prior written approval, which shall not be unreasonably withheld. The parties agree that ENC’s approval will be deemed to be unreasonably withheld if all of the following conditions are met: (i) NWRG or ENC has consented to the waiver of its rights under Section 6.2 hereof (which NWRG and ENC may grant or withhold in their sole discretion), (ii) it is demonstrated to NWRG’s satisfaction that Proprietary Information or other intellectual property (including patent rights) of New World will not be subject to a risk of unauthorized use or disclosure by reason of such use of the Bagel Lines, and (iii) it is demonstrated to NWRG’s satisfaction (on behalf of ENC and other New World Subsidiaries) that such use of the Bagel Lines will not interfere with or otherwise adversely effect the use of the Bagel Lines to timely produce and deliver Category A Products under this Agreement, it being understood that ENC may condition its consent to any such production on the terminability of such production, upon not less than six (6) months prior written notice, by ENC, if ENC determines that such termination is required to accommodate the needs of NWRG, New World Subsidiaries, New World Franchisees, and/or Authorized Recipients for Category A Products.

5.2          The parties agree to use reasonable efforts to notify each other of opportunities for frozen bagel dough production business available within the geographic markets they are able to service from their existing production capacity (e.g., New World will notify Supplier of-available business east of the eastern boundaries of Montana, Wyoming, Colorado and New Mexico, and Supplier will notify New World of available business west of such boundaries).

5.3

5.3.1       On the terms and subject to the conditions set forth herein, in the event that Category A Products shipped by Supplier are less than the Contract Minimums (as hereinafter defined) described below during the periods provided below, then, NWRG (or such New World Subsidiaries, New World Franchisees or Authorized Recipients as NWRG shall select) shall make a payment (“Make-Whole Payment”) as hereinafter provided. For these purposes, the “Contract Minimums” are those contract minimums described in the table set forth in Section 5.3.5 below, which shall be more particularly determined in accordance with Section 5.3.5 below.

(a)           Category A Products equal to 24.5% of the relevant Contract Minimum during the first Quarterly Period of each year during the term of this Agreement;

(b)           Category A Products equal to 25.5% of the relevant Contract Minimum during the second Quarterly Period of each year during the term of this Agreement (such amount to be prorated for the Quarterly Period in calendar year 2002, based on the effectiveness of this provision as of April 28, 2002);

(c)           Category A Products equal to 25.5% of the relevant Contract Minimum during the third Quarterly Period of each year thereafter; and

(d)           Category A Products equal to 24.5% of the relevant Contract Minimum for the fourth Quarterly Period of each year thereafter.

5.3.2       Notwithstanding the terms of Section 5.3.1, if the minimum volume requirements in Section 5.3.1 are not satisfied for any Quarterly Period (the “Measuring Quarter”), no Make-Whole Payment will be payable by NWRG if the aggregate production of Category A Products and Category B Products for such Measuring Quarter exceeds 10,176,000 dozen bagels in the aggregate.

5.3.3       In the event the minimum volume requirements provided for in Section 5.3.1 are not satisfied for any Measuring Quarter, then the Make-Whole Payment shall be equal to the excess of the minimum amounts for the Measuring Quarter over the amounts actually shipped during the Measuring Quarter, multiplied by ***¢ per bagel. Such Make-Whole Payment shall be made within the Quarterly Period following the Measuring Quarter.

5.3.4       In the event production of Category A Products for any Measuring Quarter exceeds 7,140,000 dozen bagels, then Supplier shall pay to NWRG (or its designee), within the Quarterly Period following the Measuring Quarter, an amount equal to the excess of the production of Category A Products shipped for the Measuring Quarter over the minimum amounts for the Measuring Quarter, multiplied by ***¢ per bagel.

5.3.5       The parties acknowledge that after Contract Year 1, NWRG will select the amount of bagels it (and other Authorized Recipients) will purchase in a given Contract Year (the “Contract Minimum”), which selection will determine the precise amount of bagels to be purchased by Authorized Recipients for purposes of Section 5.3.1 and the amount of the licensing fees to which NWRG (or its designees) will be entitled pursuant to Section 7.5.1 below. The parties agree that for Contract Year 1, the Contract Minimum shall equal 1,512,153 Cases of Category A Products (pro rated calculation based on an assumed annual Contract Minimum of 2,235,258 Cases). For these purposes, Contract Year 1 shall commence on April 28, 2002 and shall end at the end of the fourth Quarterly Period in the year 2002 (“Contract Year 1”). Subsequent Contract Years will commence on the first day of the first Quarterly Period of such subsequent years and end at the end of the fourth Quarterly Period of such subsequent years. The relevant Contract Minimums for Contract Years after Contract Year 1 will be determined by NWRG by December 15 of each calendar year by providing written notice to Supplier of the selected level of Contract Minimums for the following year, which must be one of the five Contract Minimum options set forth in the table below.

Contract Minimum Level Options (in Cases) to be selected by NWRG:

2,543,962
2,798,358
3,052,754
3,391,949
4,070,339

In addition, the parties have agreed that Supplier will produce cookies and muffins for sale to Authorized Recipients, which production, Supplier agrees, will result in a credit against the Contract Minimums. In addition, NWRG, ENC and MBC will give Supplier the opportunity to bid on coffee production, which if awarded Supplier agrees will result in a credit against the Contract Minimums. For purposes of meeting the Contract Minimum requirements, every two (2) cookies and/or muffins shipped by Supplier will equate to one Category A Product, and every pound of coffee shipped by Supplier will equate to two and one half (2 ½) Category A Products shipped by Supplier. The credit against the Contract Minimums for cookies, muffins and coffee is based on NWRG’s, ENC’s and MBC’s current understanding of the cookie and muffin formulation and processing and coffee roasting and grinding process and further on the expectation that Supplier will supply cookies at $*** per case (100 cookies per case) and muffins at $*** per case (96 muffins per case). If the actual formulas for cookies and muffins are materially different than Supplier’s assumptions as to the current formulas, then a change in the cost per case of cookies and muffins will be appropriate. To the extent not otherwise specifically addressed in this Section of this Agreement, the provisions of Sections 6.3 through 6.11 shall apply to the supply of cookies and muffins by Supplier to Authorized Recipients, except that Section 6.4 shall not apply. The parties acknowledge that if/when Supplier commences supplying coffee to Authorized Recipients, the pricing will be memorialized in an amendment to this Agreement.

Further, if Supplier has commenced producing all of New World’s requirements for Manhattan Bagels by August 26, 2002, Supplier agrees that NWRG will receive a credit against its Contract Minimums pursuant to Section 5.3.1 hereof, in an amount equal to 50% of the production of Manhattan Bagels for up to 90 days, commencing retroactively as of April 28, 2002, which equates to a reduction in Contract Minimums of up to 84,750 Cases.

5.4

5.4.1       Authorized Recipients shall have the right to purchase Category B Products from Supplier for resale to purchasers of Category B Products for a price per bagel equivalent to that otherwise charged under this Agreement (but with a Toll Charge of ***¢ per bagel adjusted in the manner provided in Section 7.3). Products purchased by Authorized Recipients pursuant to this Section 5.4 shall be purchased pursuant to this Agreement and otherwise subject to its terms as they relate to Products or Category A Products generally, but shall constitute Category B Products.

5.4.2       Notwithstanding anything contained herein to the contrary, in allocating available production on the Bagel Lines, the parties acknowledge that, subject to the terms of Section 5.1, production of Category A Products shall take priority, meaning that production of Category B Products shall in no matter hinder, delay or otherwise detrimentally affect production or timeliness of production or delivery of Category A Products. Notwithstanding the terms of Section 5.4.1, production by the Harlan Companies of Category B Products shall take priority over production for Authorized Recipients of Category B Products pursuant to Section 5.4.1.

5.5          Commencing on the date hereof, and continuing until the later of any exercise of the option by ENC pursuant to the Option Agreement or the termination or expiration of this

Agreement, the Harlan Companies agree to deliver to ENC at the addresses set forth herein, upon request, all financial statements required to be provided to the Mortgage Holders and Working Capital Lenders under their respective credit agreements with said Mortgage Holders and Working Capital Lenders as in effect on the date hereof (whether or not such credit agreements hereafter remain in effect or are amended or modified), together with any copies of any amendments or modifications to such credit agreements promptly upon their becoming effective.

Article 6.0            Designation of the Supplier as an Approved Supplier; Purchase and Sale of the Products

6.1          NWRG, ENC and MBC hereby designate the Supplier as an approved supplier of Products, cookies and muffins, but only to Authorized Recipients. On the terms and subject to the conditions set forth herein, and during the Term hereof, the Supplier agrees to sell to Authorized Recipients those Products, cookies and muffins, produced by the Supplier at the Production Facility, in such quantity as they may order from time to time. NWRG, ENC and MBC shall have the right, at any time to direct the Harlan Companies in writing not to sell Products, cookies and/or muffins to any Authorized Recipient. The Harlan Companies agree not to sell Products to any person other than Authorized Recipients as then-currently approved.

6.2          The Harlan Companies and the Harlans jointly and severally agree that during the Term, and for a period of one year thereafter, none of the Harlan Companies or any of the Harlans or any Affiliate of the Harlan Companies or any direct or indirect designee of the Harlans shall, without the prior written consent of ENC, produce any bagels or bagel dough on the Bagel Lines for sale or distribution to any Specialty Retailer (as hereinafter defined). For this purpose, a “Specialty Retailer” shall mean (A) any food service establishment that prepares, serves or sells, and derives more than 30% of its revenues from, bagels and/or bagel-related products (including but not limited to cream cheese and other spreads, bagel sandwiches and bagel chips), other than delicatessens located in supermarkets, convenience stores or grocery stores that do not use a brand name of a Specialty Retailer, or (B) any food service establishment, at least 30% of the revenue of which is derived from coffee and related products (e.g., whole bean coffee and specialty coffee drinks). For purposes of this Section 6.2, an “Affiliate” shall mean any person or entity that controls or is controlled by, or is under common control with, such person, and the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise. Notwithstanding the first sentence of this Section 6.2, in the event any of the Harlan Companies or their Affiliates is producing bagels or bagel dough for a Specialty Retailer at the end of the Term pursuant to a written consent of ENC given prior to such time, the restriction set forth herein shall not apply to continued sales to such Specialty Retailer after the Term hereof. Within 30 days of Supplier’s written request, ENC shall advise Supplier in writing of the identity of the persons ENC considers to constitute Specialty Retailers under this Section 6.2 as of the time of such request; Supplier may rely upon such notification for one (1) year from the date of ENC’s response; provided, however, that Supplier may continue to supply a Specialty Retailer as to which it has established a relationship after non-objection from ENC (by virtue of such Specialty Retailer not appearing on a prior list of ENC designating Specialty Retailers under this Section 6.2 or otherwise with ENC’s prior written consent), even though such Specialty Retailer is subsequently added to a list provided by ENC to Supplier pursuant to a subsequent request by Supplier.

6.3          Notwithstanding any other provision of this Agreement to the contrary:

6.3.1       Orders may be placed with the Supplier by Authorized Recipients. Authorized Recipients shall notify the Supplier from time to time of the quantity of Products they wish to purchase from the Supplier by placing purchase orders with the Supplier. Each order shall be filled by the Supplier within Seven (7) days after the Supplier’s receipt of the order.

6.3.2       The provisions of this Article 6.0 shall govern the purchase and sale of, and terms of billing and payment on purchase orders for, Products and cookies and muffins.

6.3.3       The provisions of Article 7.0 shall govern the pricing of the Products to Authorized Recipients, subject to the provisions of Section 5.4.1 as to Category B Products.

6.3.4       The product warranties in Article 9.0, the covenants in Sections 10.1 and 10.2, and the indemnification and insurance provisions in Article 11.0 shall be made for the benefit of NWRG or the New World Subsidiary or New World Franchisee that ultimately purchases the Products, as well as for the benefit of the Authorized Recipient.

6.3.5       Supplier may cease the supply of Products to NWRG or any New World Subsidiary (if designated as an Authorized Recipient), New World Franchisee (if designated as an Authorized Recipient) or Authorized Recipient, as the case may be, if any balance owed to the Supplier by such entity is not paid within 30 days after the date of invoice. In the event that the entity which has not paid Supplier in accordance with the prior sentence is NWRG, a New World Subsidiary or a New World Franchisee (if any such New World Franchisee after the date hereof becomes an Authorized Recipient with payment responsibility for the Products), the cessation of supply by Supplier, at Supplier’s sole option, may extend to NWRG, all New World Subsidiaries and all New World Franchisees. Upon payment in full of all amounts due, Supplier shall resume supply to such entity in accordance with the terms of this Agreement. NWRG, ENC and MBC will cooperate with Supplier to seek to resolve any disputes with New World Subsidiaries, New World Franchisees or Authorized Recipients.

6.4          During the Term hereof, the Supplier shall sell to Authorized Recipients the Products ordered by them, up to a maximum aggregate of (a) *** dozen bagels per Accounting Period which consists of four weeks, and (b) *** dozen bagels per Accounting Period which consists of five weeks. NWRG agrees to use reasonable best efforts to provide the Supplier, at the beginning of each Accounting Period, with rolling good faith estimates of the volume of Products it expects to be ordered from the Supplier under this Section 6.4 in such Accounting Period and the five succeeding Accounting Periods, but such estimates shall be used for planning purposes only and shall not be deemed orders or otherwise create any commitment whatsoever on the part of NWRG, ENC or MBC.

6.5          The Category A Products shall be produced (a) using such formulations as New World shall specify from time to time in writing (the “Formulations”), (b) in accordance with such size, weight and other specifications as New World shall establish from time to time in writing (the “Specifications”), and (c) in accordance with such manufacturing procedures as New World shall specify from time to time in writing (the “Procedures”), all of which, the Harlan Companies expressly acknowledge, constitute Proprietary Information. The Supplier agrees that it shall not analyze or reverse engineer any such Formulations, Specifications and Procedures or any ingredients supplied for use therein. All Formulations, Specifications and Procedures are subject to change upon reasonable written notice from NWRG (or through a New World Subsidiary) to the Supplier at any time, except that (x) the Supplier shall have such time as may be reasonably necessary for the Supplier to implement such changed Formulations, Specifications and Procedures in its production of the Products, and (y) certain changes in Formulations, Specifications and Procedures may result in an adjustment to the Toll Charge, as provided in Section 7.4.  All Formulations, Specifications and Procedures shall be owned exclusively by New World but the Supplier shall have a nonexclusive license, without the right to grant sublicenses, to use such Formulations, Specifications and Procedures and other intellectual property of New World (including U.S. patent No. 5,707,676) to produce Category A Products for sale to Authorized Recipients under the terms and conditions of this Agreement, and the Supplier shall have a license to use the Formulations, Specifications and Procedures and other intellectual property of New World (including U.S. patent No. 5,707,676 owned by ENC as successor to ENBC) to produce Category B Products, to the extent and on the terms granted by NWRG, ENC or MBC, it being understood that any such license may be granted or withheld in the sole discretion of NWRG, ENC or MBC. Within a reasonable time after receipt of Supplier’s written request, NWRG (on behalf of itself and, as the case may be, ENC and MBC) shall advise Supplier in writing of the Formulations, Specifications, Procedures and other production-related Proprietary Information of New World used to produce Category A Products.

6.6          NWRG, ENC and MBC shall have the right to have one or more of their employees or representatives who are engaged in New World’s product development present at the Production Facility at any time that the Supplier is producing the Products and all such individuals will comply with the Supplier’s established policies and procedures applicable to similarly situated employees and will be bound by the confidentiality provisions of Article 12.0 hereof.

6.7          The Category A Products shall be packaged using such packaging materials and labeling as shall be determined by NWRG or by its designated New World Subsidiary. The Supplier agrees to maintain an inventory of such packaging materials and labels which shall be consistent with the quantity of Category A Products estimated in the rolling good faith estimates made by NWRG pursuant to Section 6.4 above or as otherwise reasonably directed by NWRG. All trademarks, trade names and trade dress (together, the “Marks”) appearing on or in packaging and labeling are and shall remain New World’s exclusive property, but the Supplier shall have a royalty-free nonexclusive license, without the right to grant sublicenses; to use such Marks solely to package and label the Category A Products manufactured in accordance with the provisions of this Agreement for sale to Authorized Recipients under this Agreement; provided that:

(a)           Supplier shall submit to NWRG, for NWRG’s prior review, a copy of all proposed uses of the Marks, advertising material, promotional plans, POS material,

packaging, containers, labels, and any other marketing materials whatsoever for the Products. NWRG shall have the right to approve or reject, in writing, any proposed item. If NWRG does not give Supplier its written approval within fifteen (15) days of the date of receipt by NWRG of such materials, NWRG shall be deemed to have approved them; and

(b)           Supplier agrees to have a legend legibly and conspicuously printed on all shipping cartons of Products in substantially the following form, unless otherwise required by NWRG:

NOTICE:                This product is sold by Harlan Bagel Supply Company, LLC under a trademark license from New World Restaurant Group, Inc. for distribution only to authorized parties designated by New World Restaurant Group, Inc. Any other distribution is a violation of this trademark license.

6.8          NWRG, ENC or MBC shall have the discretion to arrange for the procurement of all ingredients and raw materials used to produce the Category A Products on standard vendor terms, provided however, that, at NWRG’s, ENC’s or MBC’s option, NWRG, ENC, MBC may require Supplier to procure certain ingredients, so long as the same are available on standard and customary vendor terms reasonably satisfactory to Supplier.

6.9          Products supplied hereunder shall be shipped F.O.B. the Production Facility, and ownership and risk of loss with respect to the Products supplied hereunder shall pass to the Authorized Recipient when delivered to a carrier at the F.O.B. point, except that Products supplied to Costco are currently shipped F.O.B. destination.  New World agrees that it and its Authorized Recipients will have the sole responsibility to coordinate the shipment of Products from the Production Facility in a manner to ensure that each shipment contains a load of Products to maximize the use of space within a given truck. New World expressly acknowledges and agrees that the Harlan Companies will not be responsible for any delays in shipment or increased freight costs caused by New World’s failure to coordinate such shipments.

6.10        Payment; Billing.

6.10.1     Payment terms shall be (a) net *** days, together with interest at a rate of 12% per annum from the date any amounts are past due or (b) such other terms as are mutually agreed by the seller and buyer, respectively, of the goods manufactured and shipped pursuant to this Agreement; provided, however, that amounts due from MBC to Supplier will be paid by wire transfer within the net *** day terms provided above. The parties agree that any amounts owed by either party under Section 5.3 hereof shall bear interest at a rate of 12% per annum during any period such amounts are due and remain unpaid.

6.10.2     The Harlan Companies expressly acknowledge and agree that NWRG may delegate to an Authorized Recipient all rights and obligations to place, receive and/or otherwise account for (i.e., proof of shipment, shortages, overages, damages, inventory tracking/control, etc.) orders placed by Authorized Recipients, yet accept payment responsibility on the part of

NWRG or the respective New World Subsidiary as to Manhattan Bagels sold to MBC or, as to other Products sold to NWRG or such other New World Subsidiaries, if the parties subsequently mutually agree that NWRG or such other New World Subsidiaries may accept payment responsibility, so ordered and delivered or on behalf of which the order was placed. Thus, NWRG or a New World Subsidiary, as the case may be, may serve as a vendor only as to Manhattan Bagels sold to MBC or, as to other Products sold to NWRG or such other New World Subsidiaries, if the parties subsequently mutually agree that NWRG or such other New World Subsidiaries may accept payment responsibility, for billing/payment purposes only, with all such other purchasing functions fulfilled by or through distributors (or others) designated by NWRG as Authorized Recipients.

6.10.3     New World expressly agrees that the Harlan Companies may exercise a right of offset against license fees that would otherwise be due New World hereunder, but only to the extent that: (a) an invoice has not been paid in accordance with the terms set forth in Section 6.10.1 above (or as otherwise mutually agreed), (b) NWRG (or a New World Subsidiary) is the direct account debtor on the subject invoice and (c) the invoice was issued by the Harlan Companies for finished Products (including, for this purpose, cookies and muffins and Par Baked Bagels) as to which there are no valid credits, reductions or other deductions. In addition, New World acknowledges that the Equipment Lease permits Supplier to exercise a right of offset as to amounts due hereunder from New World against rent and other amounts that would otherwise be due from Supplier to ENC under the Equipment Lease.

6.11        “Authorized Recipients” shall mean any person or entity approved in advance in writing by an Executive Officer of NWRG (i.e., Chief Executive Officer, Chief Financial Officer or Chief Supply Officer, or such other person designated by any one of them in writing) to receive deliveries from either of the Harlan Companies of Products, cookies and/or muffins produced by Supplier. At any time, NWRG may retract or curtail its approval of any particular person or entity as an Authorized Recipient, after which retraction or curtailment such person or entity shall no longer qualify as an Authorized Recipient or their authorization may be restricted as designated by NWRG, as the case may be. Notwithstanding any provision of this Agreement to the contrary, and absent retraction of such designation in the future, the following persons/entities shall constitute Authorized Recipients: NWRG, ENC (a New World Subsidiary), MBC (a New World Subsidiary), Costco, and Marriott Distribution Services, a division of Marriott International, Inc.

Article 7.0            Pricing

7.1          The price charged by Supplier for Products supplied hereunder shall be equal to the Materials Cost plus the Loss Factor, plus a toll charge per bagel (the “Toll Charge”). The Toll Charge for Category A Products will be ***¢ per bagel from the date hereof through the balance of the Term hereof. The Toll Charge shall be subject to adjustment as provided in Sections 7.3 and 7.4 hereof. The Loss Factor will be equal to *** multiplied by the Materials Cost. Subject to Section 5.3.5, the price charged for cookies shall be $*** per case (100 cookies per case) and the price charged for muffins shall be $*** per case (96 muffins per case).

7.2          The Materials Cost shall be determined based upon a Statement of Materials Cost for each Accounting Period which shall be prepared by the Supplier in accordance with the provisions of Exhibit B. The Materials Cost shall be redetermined as of the end of each Accounting Period during the Term as set forth in this Section 7.2 hereof and the prices based upon such redetermination shall take effect beginning with products shipped on or after the first business day of the Accounting Period following the redetermination. Each Statement of Materials Cost shall be delivered to NWRG within ten business days after the end of the Accounting Period to which it relates and shall include the information required by Exhibit B. Within 90 days after the end of each calendar year during the Term, the Supplier shall cause to be delivered the Statement of Materials Cost for the last Accounting Period in each of the Calendar Quarters during which this Agreement was in effect during such calendar year, accompanied by a report of Ernst & Young, or such other independent accountants as the Supplier may select from time to time to do the regular annual audit of its financial statements and who may be approved by NWRG (such approval not to be unreasonably withheld), in the form set forth in Exhibit C. The fees and expenses of such independent accountants shall be borne by the Supplier. The Supplier acknowledges that a copy of each Statement of Materials Cost (and each report of independent accountants thereon) may be provided by NWRG to any New World Subsidiary or New World Franchisee.

7.3          The Toll Charge shall be adjusted, effective as of the first day of the third Quarterly Period of each fiscal year during the Term hereof. The amount of the adjustment shall equal the Toll Charge in effect immediately before such adjustment minus 0.25¢ minus the Fixed Costs, and then multiplying such result by the percentage increase in the Consumer Price Index for the urban area including Indianapolis, Indiana, published by the Department of Labor for the 12 month period ending on March 31 of the year in which the Toll Charge adjustment is to take place. For this purpose, “Fixed Costs” shall mean the building rental expense for the 12 previous Accounting Periods ending on the last day of the third Accounting Period of the fiscal year divided by ***. In the event the Consumer Price Index ceases to be published for any reason, the parties shall select another index designed to approximate as closely as practicable the Consumer Price Index.

7.4          In the event that changes in Formulations, Specifications or Procedures result in additional costs or savings to Harlan or the Supplier that are not reflected in Materials Cost, the parties shall make appropriate adjustments in the Toll Charge and/or the Loss Factor to reflect such costs or savings. In addition, the parties agree that New World shall bear as part of its research and development, the cost of Product losses and production related costs that arise from the development of Category A Products (or Category B Products purchased pursuant to Section 5.4.1) or test runs of the Category A Products (or Category B Products purchased pursuant to Section 5.4.1). The Supplier shall invoice New World for each such cost in a timely manner, and in any event no later than sixty (60) days from the date on which such cost first arose. Costs associated with such research and development shall be reimbursed within 30 days of invoice.

7.5          Subject to the terms of Section 7.5.2 below and to compensate New World, in part, for the license granted in Section 6.5 hereof, Supplier hereby agrees to pay a licensing fee to New World for the license from New World to Supplier of New World’s Proprietary Information

and the Marks (allocated as directed by NWRG by and among NWRG and New World Subsidiaries, to fairly allocate the licensing fees to those entities owning the brands of Category A Products shipped), as provided below:

7.5.1       Supplier shall pay licensing fees to New World, determined and payable as follows. All licensing fees shall be payable to New World within thirty (30) days after the end of each Quarterly Period. Determination of the amount of the licensing fees payable by Supplier shall be based on Category A Products shipped in such Quarterly Period. The amount of the licensing fee will be *** as reflected in the table below. ***

If the Applicable Contract Minimum (in Cases) is:	The Adjusted Toll Charge Will Be:		*** the Licensing Fee Per Bagel Will Be:
2,235,258 (Contract Year 1)	$	***	$	***
2,543,962	$	***	$	***
2,798,358	$	***	$	***
3,052,754	$	***	$	***
3,391,949	$	***	$	***
4,070,339	$	***	$	***

*subject to decrease pursuant to Section 7.5.2 below.

7.5.2       For Contract Year 1, Supplier will provide to New World 65% of the above licensing fees, effective as of April 28, 2002. After such time as New World has transferred all production of Manhattan Bagels to Supplier, New World will receive 100% of the licensing fees in Contract Year 1. In addition, the Adjusted Toll Charges set forth in the table in Section 7.5.1 above for the Contract Minimum levels of 2,543,962, 2,798,358 and 3,052,754 will increase by $*** if for any reason Supplier (through no fault of or delay caused by New World) is not supplying all of New World’s muffins and cookies requirements by December 15, 2002, and thereafter if Supplier ceases supplying muffins and cookies to New World for any reason, which means that, in such events, the respective amounts of the licensing fees for those Contract Minimum levels will decrease by $*** (i.e., the licensing fees reflected in the right-hand column of the table in Section 7.5.1 above shall be reduced by $*** for the three “asterisked” rows only).

7.6          The Supplier shall provide to NWRG and the accountants referred to in Section 7.2 all information requested by them in order to permit (a) the preparation of each report referred to in Section 7.2 and the determination of the Materials Cost therefrom, and (b) each adjustment to the Toll Charge provided for herein. The Supplier shall also permit NWRG (and its representatives) and such accountants to have access to its books and records, and to meet with members of the Supplier’s management, at any time upon reasonable notice during normal business hours. The Supplier shall also permit accountants selected by NWRG to have access to its books and records, and to meet with members of the Supplier’s management, at any time upon reasonable notice during normal business hours, provided, however, that (a) the fees and expenses of such accountants shall be borne by NWRG, and (b) it shall be a condition to the covenant of the Supplier in this Section 7.6 to give such accountants access to the Supplier’s books and records that such accountants shall agree in writing to be bound by the confidentiality provisions of Article 12.0 hereof.

7.7          NWRG may charge the Supplier for various costs incurred by New World in connection with research and development, product development, procurement or other costs related to the development, production, distribution and sale of the Category A Products, and such costs shall result in an addition to the purchase price for the Category A Products over a negotiated period to enable the Supplier to recover such costs.

Article 8.0            Designation of Harlan as an Approved Supplier of Par Baked Bagels.

8.1          NWRG hereby designates Harlan as an approved supplier of Par Baked Bagels to Authorized Recipients for the Term of this Agreement. On the terms and subject to the conditions set forth herein, and during the Term hereof, Harlan agrees to sell to Authorized Recipients, Par Baked Bagels produced by Harlan at prices which shall be no less than NWRG’s current prices, based on current specifications and formulations. For each Par Baked Bagel shipped by Harlan for Authorized Recipients on an annual basis, Harlan will pay quarterly to NWRG a licensing fee based on the following levels:

(a)           $*** multiplied by the actual number of Par Baked Bagels shipped up to ***;

(b)           $*** multiplied by the actual number of Par Baked Bagels shipped over *** and up to ***; and

(c)           $*** multiplied by the actual number of Par Baked Bagels shipped over ***.

The licensing fees will be effective for Par Baked Bagels shipped on or after April 28, 2002 and will be calculated and paid within thirty days after the end of the applicable Quarterly Period based on bagels shipped in the relevant Quarterly Period. These licensing fees will remain in effect until December 31, 2004, at which time NWRG (on behalf of New World) and Harlan will agree to review and evaluate this program for possible additional savings.

To the extent not otherwise specifically addressed in this Agreement, the provisions of Sections 6.3, 6.5 through 6.7 and 6.9 through 6.11, and Article 9.0, shall apply to the supply of Par Baked Bagels by Harlan to Authorized Recipients.

Article 9.0            Product Warranties

9.1          The Harlan Companies warrant to NWRG and all New World Subsidiaries, New World Franchisees and other Authorized Recipients that purchase Products (including, for this purpose, cookies and muffins and Par Baked Bagels) from the Harlan Companies that:

9.1.1       each shipment of Products (including, for this purpose, cookies and muffins and Par Baked Bagels) supplied hereunder shall be manufactured in accordance with the provisions of Section 6.5 hereof, shall be of good and merchantable quality and shall be fit for the purposes for which they are intended to be used, except to the extent any lack of merchantability or lack of fitness for the intended purposes is attributable to the proper and correct use by the Supplier of the Formulations, Procedures, Specifications and other production-related Proprietary Information of New World;

9.1.2       none of the Products (including, for this purpose, cookies and muffins and Par Baked Bagels) supplied hereunder shall be adulterated or misbranded within the meaning of the Federal Food Drug and Cosmetics Act, as amended, except to the extent misbranding is attributable to the proper and correct use of the Formulations, Procedures or Specifications, and

none of the Products (including, for this purpose, cookies and muffins and Par Baked Bagels) will be an article which may not be introduced into interstate commerce under the provisions of Section 404, 409 or 706 of that Act;

9.1.3       none of the Products (including, for this purpose, cookies and muffins and Par Baked Bagels) supplied hereunder shall be adulterated or misbranded within the meaning of any applicable provision of any state or municipal law, which provision is similar to any provision of the Federal Food, Drug and Cosmetics Act, as amended, except to the extent misbranding is attributable to the proper and correct use of the Formulations, Procedures or Specifications or other production-related Proprietary Information of New World or the proper and correct use of the Marks or other packaging or labeling required by NWRG; and

9.1.4       the manufacture and production of the Products (including, for this purpose, cookies and muffins and Par Baked Bagels) shall comply with all applicable federal and state laws, regulations, and orders (including without limitation those enforced or issued by the United States Department of Agriculture, the Food and Drug Administration, and the Federal Trade Commission and their counterpart departments and agencies of state government); except to the extent the same is attributable to the proper and correct use of the Formulations, Procedures, Specifications and other production-related Proprietary Information of New World or the proper and correct use of the Marks or other packaging or labeling required by NWRG.

The foregoing warranties shall survive inspection and acceptance of any of the Products (including, for this purpose, cookies and muffins and Par Baked Bagels), and payment therefor, by NWRG, New World Subsidiaries, New World Franchisees and Authorized Recipients.

Article 10.0          Other Covenants of the Parties

10.1        Each party shall comply with all governmental laws, regulations and orders applicable to its operations under this Agreement, and to bear any and all taxes, fees or other governmental charges applicable to its operations. Harlan and the Supplier shall comply with the Lease.

10.2        The Harlan Companies shall permit representatives of NWRG to inspect the Leasehold Premises and/or the Production Facility at any time to assure compliance with the terms of this Agreement and all such individuals will comply with the Harlan Companies’ established policies and procedures applicable to similarly situated employees and will be bound by the confidentiality provisions of Article 12.0 hereof.

10.3        Harlan and the Supplier shall not, without the prior written consent of ENC, amend or modify the Lease. The Supplier also agrees that it shall not, without the prior written consent of ENC, agree to amend or modify the Subordination and Nondisturbance Agreement dated August 27, 1996.

10.4        Except as may be contemplated by the Option Agreement, each of NWRG, ENC and MBC, on the one hand, and the Supplier and Harlan, on the other hand, shall not at any time prior to the first anniversary of the expiration of the Lease, solicit or hire any employee of any other party, unless such employee has been terminated by the other party, or unless such employee terminated his or her employment with the other party at least one year prior to the date of the first such solicitation or hiring.

10.5        Harlan shall devote to Supplier such of its resources as may be necessary to assist Supplier in timely and completely performing all of the Supplier’s obligations under this Agreement. Supplier shall ensure it has adequate access to financial and human resources to allow it to timely and completely perform all of its obligations within this Agreement.

10.6        The Harlan Companies agree to consider the establishment of a re-distribution center for the Products to help to assist in the reduction of freight costs, provided that the benefits to the Harlan Companies and NWRG justify such arrangement.

10.7        The Harlan Companies have assessed the feasibility of constructing a rail spur for the supply of flour and if Harlan and NWRG mutually agree to construct such spur the parties will agree on the manner in which NWRG will participate on an equitable basis in financing such spur, the intent being that the use of such spur would result in a reduction in Materials Costs. The foregoing is not intended to preclude the Harlan Companies from constructing such spur without NWRG’s agreement, if they wish to do so during the Term.

10.8        New World shall purchase bulk packaging equipment for installation at the Production Facility. In connection with such purchase and installation, the parties shall enter into a lease agreement (NWRG or a New World Subsidiary as the titled owner and the lessor, as NWRG may elect) containing the terms set forth in this Section 10.8 and such other terms as shall be mutually agreed upon by the parties. The purchase by New World and installation of such equipment at the Production Facility shall be fully financed by the Harlan Companies, such financing to have a term of not more than twenty-four (24) months and an interest rate (floating) at prime plus one (1%) percent. New World may repay the financed cost of purchase and installation through the grant of cost savings to the Harlan Companies. Specifically, to the extent that the Harlan Companies obtain savings in their labor and/or packaging costs as a result of such purchase of the bulk packaging equipment, fifty (50%) percent of any such savings shall be applied against the aforesaid financing cost to thereby repay such debt. The other fifty (50%) percent of such savings shall be passed through, at New World’s option, as a reduction to the Materials Cost or as a supplement to licensing fees otherwise due hereunder. If the labor/packaging savings applied against the debt have not resulted in full repayment (including interest accruals) of the indebtedness by the earlier of the end of two (2) years after the installation of such equipment or the termination of this Agreement as provided in Section 13.3 hereof, New World will pay to the Harlan Companies at that time the balance remaining as to such financing. It is the intent of the parties that New World shall bear one hundred percent (100%) of all costs of the Harlan Companies in obtaining and installing such equipment, provided however, New World shall have no obligation to make cash payments unless and until, after two years, the financing has not been fully repaid by application of half of the labor/packaging savings against the indebtedness; provided, however, that if this Agreement is terminated prior to the conclusion of such two years, any remaining unpaid balance will be paid at that time by New World to the Harlan Companies, as provided in Section 13.3 hereof.

10.9        The parties agree that Supplier will establish specific quality assurance criteria, which shall substantially conform to industry standards and which shall be generally based on New World’s processing quality assurance overview, the form of which is attached hereto as Schedule 10.9. To ensure compliance with such criteria, representatives of NWRG’s (or its applicable New World Subsidiary’s) quality assurance department may perform or facilitate the following: plant audits pursuant to Section 6.6 hereof for process control validation or for cause; random product evaluations at distribution centers; product evaluations at the support center; and distribution trailer temperature monitoring pursuant to New World’s quality assurance requirements. Supplier agrees to reimburse NWRG for reasonable expenses incurred only and directly to resolve confirmed material product deviations from the Specifications, such expenses to include but not be limited to reasonable costs for travel, product evaluation in the New World stores, third party distribution centers or at the support center, product disposal, product shortages and losses and supply chain re-stocking of Products. The Harlan Companies agree to work with New World in good faith to continue to evaluate the Formulations, Specifications and Procedures to seek to identify methods by which costs could be reduced.

10.10      In addition, within sixty (60) days after the date of execution of this Agreement, the parties agree to enter into amendments to the Option Agreement and Right of First Refusal Agreement to (i) give effect to the fact that ENC is the successor in interest to ENBC, (ii) add NWRG and MBC as parties to the Option Agreement and Right of First Refusal Agreement, (iii) provide that NWRG may purchase the Option Assets (as defined in the Option Agreement) with shares of its common stock, (iv) provide that NWRG may purchase the Shares (as defined in the Right of First Refusal Agreement) with shares of its common stock and (v) provide that NWRG, ENC and MBC will be jointly and severally liable to pay any purchase price for the Option Assets or Shares which may be evidenced by a promissory note or otherwise is deferred and not paid at the applicable closing. The parties will negotiate in good faith on the form of the amendments, taking into account any other matters reasonably related to the foregoing.

Article 11.0          Indemnification and Insurance

11.1        The Harlan Companies agree to indemnify NWRG and all New World Subsidiaries and New World Franchisees for, and hold NWRG and all New World Subsidiaries and New World Franchisees that purchase Products (including, for this purpose, cookies and muffins and Par Baked Bagels) harmless from and against, all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees) incurred or suffered by them resulting from: (a) any breach of any representation or warranty made by the Harlan Companies in or pursuant to this Agreement; (b) any default in the performance of any of the covenants or agreements made by the Harlan Companies in this Agreement; (c) any claim or action by any consumer or any other third party arising out of the production or sale of the Products (including, for this purpose, cookies and muffins and Par Baked Bagels) by the Harlan Companies (including any claims or actions for bodily injury and any products liability claims or actions), provided, however, that the Harlan Companies shall have no obligation to indemnify NWRG or any New World Subsidiary or New World Franchisee with respect to any claim or action to the extent such claim or action is attributable to the alteration, handling or misbranding of Products (including, for this purpose, cookies and muffins and Par Baked Bagels) after they have been delivered to NWRG or any New World Subsidiary or New World Franchisee or is attributable to the proper and correct use by the Harlan Companies of the Formulations, Procedures, Specifications or the other production-related Proprietary Information of New World or the use of the Marks or other packaging or labeling required by NWRG; or (d) any claim or action brought by any federal, state, local or foreign governmental agency in connection with the production or sale of the Products (including, for this purpose, cookies and muffins and Par Baked Bagels) by the Harlan Companies (including without limitation any claim or action under any law or regulation relating to public health, the sale of food and drugs, and the safe conduct of business), provided, however, that the Harlan Companies shall have no obligation to indemnify NWRG or any New World Subsidiary or New World Franchisee with respect to any claim or action to the extent such claim or action is attributable to the alteration, handling or misbranding of Products (including, for this purpose, cookies and muffins and Par Baked Bagels) after they have been delivered to NWRG or any New World Subsidiary or New World Franchisee or is attributable to the proper and correct use by the Harlan Companies of the Formulations, Procedures and Specifications or the other production-related Proprietary Information of New World or the use of the Marks or other packaging or labeling required by NWRG.

11.2        NWRG, ENC and MBC agree to indemnify the Harlan Companies for, and to hold the Harlan Companies harmless from and against, all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees) incurred or suffered by the Harlan Companies resulting from: (a) any breach of any representation or warranty made by NWRG, ENC or MBC in or pursuant to this Agreement; (b) any default in the performance of any of the covenants or agreements made by New World in this Agreement; (c) any claim or action by any consumer, governmental agency or any other third party, including any claim of infringement or violation of, or conflict with, any patent or trade secret of any third party, to the extent such claim or action is attributable to the use by the Harlan Companies of the Formulations, Procedures, Specifications or the other production-related Proprietary Information of New World or is attributable to the alteration, handling or misbranding of Products (including, for this purpose, cookies and muffins and Par Baked Bagels) after they have been delivered to NWRG, or any New World Subsidiary, New World Franchisee or Authorized Recipient or the use of the Marks or other packaging or labeling required by NWRG, ENC or MBC; or (d) any claim or action by any third party alleging infringement or violation of, or conflict with, any of the Marks or New World’s trade dress, to the extent such claim or action is attributable to the use of the Marks or New World’s trade dress used in accordance with NWRG’s, ENC’s or MBC’s instructions pursuant to this Agreement.

11.3        The parties agree that each party shall have the exclusive right to control the defense (and the right to establish the terms of any settlement) of any claim or action by any third party that could result in such party having an indemnification obligation under Section 11.1 or Section 11.2 with counsel of such party’s selection, that each party will promptly give the other party written notice of any claim or action of which it becomes aware that could result in such other party having an indemnification obligation under Section 11.1 or Section 11.2, and that each party will fully cooperate with the other party in the defense of any claim or action by the other party hereunder.

11.4        NWRG, ENC and MBC, and the Harlan Companies, acknowledge and agree that NWRG, New World Subsidiaries and New World Franchisees, on the one hand, and the Harlan

Companies, on the other hand, may be required to enter into indemnity agreements with Authorized Recipients. NWRG, ENC, MBC and the Harlan Companies agree that (a) in the event NWRG or any New World Subsidiary or New World Franchisee is obligated to make indemnity payments under any such agreement resulting from any of the matters described in clauses (a) through (d), inclusive, of Section 11.1 hereof, the Harlan Companies shall indemnify NWRG or such New World Subsidiary or New World Franchisee for, and hold NWRG and such New World Subsidiary or New World Franchisee harmless from and against, such payment in accordance with Section 11.1 hereof, and (b) in the event that either of the Harlan Companies is obligated to make indemnity payments under any such agreement resulting from any of the matters described in clauses (a) through (d), inclusive, of Section 11.2 hereof, NWRG, ENC and MBC shall indemnify the Harlan Companies, and hold them harmless from and against, such payment in accordance with Section 11.2 hereof.

11.5        The Harlan Companies represent and warrant that they carry the following types of insurance coverage, written by insurance companies reasonably satisfactory to New World, having a current Best’s rating of at least “A IX,” that are licensed to do business in all relevant states, and shall include, at a minimum: (a) policies of workers’ compensation and employers’ liability insurance that comply with all state and federal laws, with employers’ liability limits of not less than $500,000/500,000/500,000, (b) policies of commercial general liability insurance written on an occurrence basis, extended to include contractual liability, products and completed operations liability, and personal and advertising liability, with combined bodily injury and property damage limits of not less than $1,000,000 per occurrence, (c) policies of business automobile liability insurance, including bodily injury and property damage coverage, for all owned, non-owned and hired vehicles, with a combined single limit of liability of not less than $1,000,000 per occurrence for both bodily injury and property damage, (d) policies of commercial umbrella and/or excess liability insurance, sitting over all primary liability coverages (namely, employers’ liability, commercial general liability and business automobile liability) with limits not less than $5,000,000 per occurrence; provided, however, that the Harlan Companies will increase such $5,000,000 coverage to $9,000,000 by February 1, 2003. Such umbrella and/or excess liability insurance will provide at a minimum those coverages and endorsements required in the underlying policies, and (e) policies of property insurance providing coverage for direct physical loss or damage to real and personal property for all-risk perils, including flood and earthquake, where applicable. Appropriate coverage shall also be provided for boiler and machinery exposures and business interruption/extra expense exposures. All such policies shall name New World as an additional insured and contain endorsements (i) providing that the Harlan Companies’ commercial general liability coverage (including products liability) (the “CGL Coverage”) is primary relative to NWRG or any New World Subsidiary or New World Franchisee, and that any other insurance maintained by NWRG or any New World Subsidiary or New World Franchisee with respect to the risks covered by the CGL Coverage is excess and non-contributing, and (ii) waiving any and all rights of subrogation against NWRG, New World Subsidiaries and New World Franchisees with respect to the CGL Coverage, and (iii) providing for a continuation of the CGL Coverage beyond the expiration or termination of this Agreement for claims made following such expiration or termination that are attributable to the manufacture of Products by the Harlan Companies during the Term. The Harlan Companies also represent and warrant that all premiums which have become due on such policies have been paid, that such policies are in full force and effect, and that such policies may not be canceled, changed or allowed to lapse through non-renewal, failure to pay premiums or otherwise except upon not less than 60 days’ prior written notice to the Harlan Companies and NWRG, except that such notice period need not exceed 10 days in the case of failure to pay premiums. The Harlan Companies shall deliver to NWRG by August 21, 2002, evidence of the foregoing insurance coverages by providing to NWRG a satisfactory Acord Certificate of Coverage including NWRG, ENC and MBC as additional insureds, and will hereafter provide NWRG with a satisfactory Acord Certificate of Coverage upon the issuance of any renewal or replacement policies. The Harlan Companies agree to maintain such policies in full force and effect, in the amount set forth above, throughout the term of this Agreement, and to maintain NWRG, ENC and MBC as additional insureds under such policies.

Article 12.0          Confidentiality

12.1        As used in this Agreement, the term “Proprietary Information” shall mean any knowledge or information, written or oral, which relates in any manner to the respective businesses of the Harlan Companies and New World which is confidential and proprietary information of the disclosing party, whether or not disclosed prior to, on or after the date hereof, including, without limitation, the business concepts, recipes, food preparation methods, equipment, operating techniques, marketing methods, financial information, demographic and trade area information, prospective site locations, market penetration techniques, plans, or schedules, customer profiles, preferences, or statistics, menu breakdowns, itemized costs, franchisee composition, territories, and development plans, products, production techniques and all related trade secrets or confidential or proprietary information treated as such by the disclosing party, whether by course of conduct, by letter or report, or by the use of any appropriate proprietary stamp or legend designating such information or item to be confidential or proprietary. Proprietary Information shall include all information furnished to the Harlan Companies in writing pursuant to Section 6.1 or Section 6.5. As used in this Article 12.0, the term “disclosing party” shall mean the party to this Agreement which discloses or makes available Proprietary Information to the receiving party, and the term “receiving party” shall mean the party to this Agreement to whom Proprietary Information is disclosed or made available by the disclosing party.

12.2        Without limiting the generality of Section 12.1 hereof, the parties acknowledge and agree that the Formulations, Specifications and Procedures are the Proprietary Information of New World and will be treated as Proprietary Information that does not become stale with the passage of time for purposes of the last sentence of Section 12.3 hereof.

12.3        The receiving party shall hold all Proprietary Information in strict confidence, shall use such Proprietary Information only for the benefit of the disclosing party and shall disclose such Proprietary Information only to the receiving party’s employees and agents who have a need to know such Proprietary Information in order to assist the receiving party in performing its obligations under this Agreement provided such employees and agents each have individually entered into a confidentiality agreement in form satisfactory to the disclosing party or are otherwise obligated by a written agreement with the receiving party to maintain the confidence of the Proprietary Information, which agreement the parties hereby agree may be directly enforced by the disclosing party. The receiving party shall not disclose Proprietary

Information to any other person or entity. The obligations hereunder to maintain the confidentiality of Proprietary Information shall continue: (a) for five years from the date of disclosure of the Proprietary Information, in the case of Proprietary Information that by its nature becomes stale with the passage of time (e.g., financial information, development plans) and (b) indefinitely, in the case of the Proprietary Information that by its nature does not become stale with the passage of time (e.g. trade secrets, production techniques, recipes).

12.4        The obligations of the parties specified in Section 12.3 shall not apply to any Proprietary Information which (a) is disclosed in a printed publication available to the public prior to the date of this Agreement, or becomes known to the public through no act of the receiving party or its employees, agents or other person or entity which has received such Proprietary Information from or through the receiving party, provided, however, that a combination of ingredients or processes that has not been disclosed to, or become known by, the public shall remain subject to Section 12.3 notwithstanding the fact that the identity of such ingredients or processes may be known, (b) is approved for release by written authorization of an officer of the disclosing party, (c) can be established by the receiving party by documentary evidence to have been in the legitimate and lawful possession of the receiving party at the time revealed by the disclosing party to the receiving party, (d) is lawfully received by the receiving party without restriction from a third party subsequent to this Agreement, which third party did not obtain the Proprietary Information through improper means or disclose the Proprietary Information without authorization, or (e) is required to be disclosed by law or regulation or by proper order of a court of applicable jurisdiction after adequate notice to the disclosing party, sufficient to permit the disclosing party to seek a protective order therefor, the imposition of which protective order the receiving party agrees to approve and support. In addition, after consultation with the disclosing party, the receiving party may disclose only that Proprietary Information that the receiving party believes in good faith it is required to disclose (x) in connection with any filing that is made or disclosure document that is prepared for the purpose of complying with federal or state securities or franchise laws, rules or regulations or (y) to comply with the rules of any stock exchange or quotation system or any other regulatory requirements; provided, however, that in any event trade secrets, production techniques, recipes and similar Proprietary Information of a disclosing party will not be disclosed by the receiving party without the written consent of the disclosing party.

12.5        The receiving party (and each employee, agent, or other person or entity which has received such Proprietary Information from or through the receiving party) shall, upon the request of the disclosing party, return all documents and other tangible manifestations of Proprietary Information received from the disclosing party, including all copies and reproductions thereof. The receiving party will thereafter certify in writing to the disclosing party that all Proprietary Information has either been returned to the disclosing party or destroyed.

Article 13.0          Term

13.1        The initial term of this Agreement shall commence on the date hereof and continue until December 31, 2006, except that this Agreement shall terminate upon the exercise by ENC of its option under the Option Agreement.

13.2        The provisions of Articles 9.0, 10.0, 11.0 and 12.0 and any other provisions hereof requiring performance by a party following termination shall survive the expiration or any termination of this Agreement.

13.3        Upon expiration or termination of this Agreement for any reason, NWRG, ENC and MBC shall purchase from the Harlan Companies all finished Products (including, for this purpose, cookies and muffins and Par Baked Bagels) in inventory, all packaging materials and labeling in inventory purchased by the Harlan Companies pursuant to Section 6.7 hereof, and the ingredients and raw materials in the Harlan Companies’ inventory, at the Harlan Companies’ cost, F.O.B. the Production Facility, and NWRG, ENC and MBC shall pay to the Supplier any Make-Whole Payment under Section 5.3 and any amounts charged to, but not previously recovered by, the Supplier under Section 7.7, and shall pay to the applicable Harlan Company any amounts which may then be due attributable to the bulk packaging equipment referenced in Section 10.8 above.

Article 14.0          Miscellaneous

14.1        The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

14.2        Each party to this Agreement shall pay all of the expenses incurred by it in connection with this Agreement, including without limitation its legal and accounting fees and expenses, and the commission, fees and expenses of any person employed or retained by it to bring about, or to represent it in, the transactions contemplated hereby.

14.3        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Harlan Companies may not assign their rights or delegate their duties hereunder without the prior written consent of NWRG (which consent shall also be deemed to be given on behalf of ENC and MBC).

14.4        This instrument and the exhibits attached hereto contain the entire agreement of the parties hereto with respect to the purchase and sale of the Products (including, for this purpose, cookies and muffins) from the Supplier and the Par Baked Bagels from Harlan and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the exhibits attached hereto. In the event of any inconsistency between this Agreement and any purchase order, confirmation or similar document or instrument of NWRG, any New World Subsidiary or New World Franchisee or the Supplier, this Agreement shall govern.

14.5        Except as expressly set forth in this Agreement or hereafter agreed in writing by the Harlan Companies and NWRG, ENC and MBC, (a) neither NWRG, ENC, nor MBC are promising, committing to or guaranteeing that any business relationship with the Harlan Companies or the Harlan Companies’ status as an approved supplier will continue for any specified time period, and (b) neither NWRG, ENC, nor MBC are agreeing to reimburse the Harlan Companies for any costs, expenses, investments or other amounts incurred or expended by the Harlan Companies (and no such amounts have been or will be incurred or expended in reliance on continued business from NWRG or New World Subsidiaries or New World Franchisees).

14.6        The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

14.7        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

14.8        Any notice, request, information or other document to be given hereunder shall be in writing. Any notice, request, information or the document shall be deemed duly given three business days after it is sent by registered or certified mail, postage prepaid, to the intended recipient, addressed as follows:

If to the Supplier or Harlan, addressed to such party at the following address:

Harlan Bakeries, Inc.

7597 East U.S. Highway 36

Avon, Indiana 46123

Attention:          Hugh P. Harlan

with a copy to such party at the following address:

Harlan Sprague Dawley, Inc.

P.0. Box 29176

Indianapolis, Indiana 46229

Attention: Hal P. Harlan

and a copy to:

Henderson, Daily, Withrow & DeVoe

2600 One Indiana Square

Indianapolis, Indiana 46204

Attention: Roberts E. Inveiss, Esq.

If to NWRG, ENC or MBC, addressed as follows:

New World Restaurant Group, Inc.

1687 Cole Boulevard

Golden, CO 80401

Attention: Chief Supply Officer, Susan Daggett

with a copy to:

Proskauer Rose LLP

1585 Broadway

New York, NY 10036

Attention: Kathy Rocklen, Esq.

Any party may send any notice, request, information or other document to be given hereunder using any other means (including personal delivery, courier, messenger service, fax or ordinary mail), but no such notice, request, information or other document shall be deemed duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

14.9        This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed wholly therein.

14.10      In the event of a breach or threatened breach of any of the provisions of Section 6.2 or Article 12.0 of this Agreement, the parties acknowledge and agree that the non-breaching party will not have an adequate remedy at law and therefore will be entitled to enforce any such provision by temporary or permanent injunctive or mandatory relief as a remedy for any such breach, and that such remedy shall not be deemed to be the exclusive remedy for any such breach but shall be in addition to all other remedies, subject, however, to the provisions of Section 14.11 hereof.

14.11      In no event shall either party hereto seek, or be liable to the other party hereto for, speculative, exemplary or punitive damages.

14.12      No press release or other public or trade announcement or statement related to this Agreement or the transactions contemplated hereby (or the existence of any discussions or negotiations between the parties regarding any other possible transactions) will be issued, and no disclosure of this Agreement or the terms hereof will be made, by either of the Harlan Companies without the prior approval of NWRG. NWRG agrees to use reasonable best efforts to consult with the Harlan Companies prior to issuing any press release or public or trade announcement or statement relating to this Agreement or the transactions contemplated hereby, except to the extent immediate disclosure is required in the opinion of NWRG’s counsel, in order for New World to comply with applicable securities laws.

14.13      Nothing contained herein or done hereunder shall be construed as creating a joint venture or partnership or as constituting any party hereto the agent of the other.

14.14      The failure of any party hereto to enforce at any time any of the provisions of this Agreement, or any rights with respect hereto, shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement. No waiver of any breach of this Agreement by any party shall be deemed a waiver of any preceding or succeeding breach and no such waiver shall be valid or enforceable unless contained in a written instrument duly signed by the parties hereto.

14.15      If any term or condition of this Agreement shall be finally adjudicated to be enforceable or invalid by any court having jurisdiction with respect thereto, all the other terms and conditions of this Agreement shall remain in full force and effect and shall not be affected thereby so long as the remaining terms of this Agreement reflect substantially the intent of the parties.

14.16      The parties agree that any action brought by the Harlan Companies against NWRG, ENC or MBC in any court, whether federal or state, may be brought within the State of Colorado. Any action brought by NWRG, ENC or MBC against the Harlan Companies in any court, whether federal or state, may be brought within the state and judicial district in which any of the Harlan Companies has their principal place of business. The parties agree that this Section 14.16 shall not be construed as preventing either party from removing an action from state to federal court. The parties hereby waive all questions of personal jurisdiction or venue for the purpose of carrying out this provision. Any such action shall be conducted on an individual basis, and not as part of a consolidated, common, or class action.

14.17      No right or remedy conferred upon or reserved to NWRG, ENC or MBC, or the Harlan Companies, by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy, subject, however to the provisions of Section 14.11 hereof.

14.18      Nothing herein contained shall bar a party’s right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

IN WITNESS WHEREOF, the parties hereto have ca used this Agreement to be duly executed as of the day and year first above written.

NEW WORLD RESTAURANT GROUP, INC.

By:	/s/ Anthony D. Wido

EINSTEIN AND NOAH CORP.

By:	/s/ Anthony D. Wido

MANHATTAN BAGEL COMPANY, INC.

By:	/s/ Anthony D. Wido

HARLAN BAGEL SUPPLY COMPANY, LLC

By:	/s/ Doug H. Harlan

HARLAN BAKERIES, INC.

By:	/s/ Hal P. Harlan

/s/ Hal P. Harlan
Hal P. Harlan

/s/ Hugh P. Harlan
Hugh P. Harlan

/s/ Doug H. Harlan
Doug H. Harlan

NOTE:  THIS DOCUMENT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.  PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED AND ARE MARKED HEREIN BY “***”.  SUCH REDACTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO THE CONFIDENTIAL TREATMENT REQUEST.

February 23, 2005

VIA OVERNIGHT MAIL, FAX and E-MAIL

Mr. Hugh Harlan

Harlan Bakeries, Inc.

7597 East U.S. Highway 36

Avon, IN 46123

Re:          Second Amended and Restated Project and Approved Supplier Agreement, dated as of April 28, 2002 (the “Agreement”) by and among New World Restaurant Group, Inc. (“NWRG”), Einstein and Noah Corp. (“ENC”), Manhattan Bagel Company, Inc. (“MBC”), Harlan Bagel Supply Company, LLC (“HBSC”), Harlan Bakeries, Inc. (“HBI”), Hal P. Harlan, Hugh P. Harlan and Doug H. Harlan; Amended and Restated Lease Agreement, dated as of May 1, 1998, as amended by the Amendment to Amended and Restated Lease Agreement, dated as of April 28, 2002 (collectively, the “Equipment Lease”) by and between ENC and HBSC

Dear Hugh:

This letter agreement memorializes certain amendments to the Agreement and the Equipment Lease mutually agreed upon by the Harlan Companies and New World on December 14, 2004 and is effective as of December 14, 2004 (capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement).  Other than as set forth in this letter agreement all other terms of the Agreement and Equipment Lease, as previously amended, shall remain unchanged and in full force and effect:

Article 15.0     NWRG and HBI acknowledge that as of January 1, 2003 HBI was not supplying 100% of the muffins and cookies to NWRG, and therefore the licensing fee payable pursuant to Section 7.5 of the Agreement (the “License Fee”) should have been subject to the reduction of $*** per bagel provided in Section 7.5.2 of the Agreement.  The parties acknowledge that the amount of the agreed upon reduction attributable to the foregoing acknowledged License Fee reduction for the period from January 1, 2003 through November 30, 2004 has already been applied by the parties as an offset against amounts otherwise owed by the Harlan Companies to New World, which offset and application thereof is shown on the reconciliation attached hereto as Schedule 1.  The parties agree that the amount attributable to the License Fee reduction on account of the foregoing for the month of December, 2004 equals $***.

Article 16.0            Section 5.3.5 shall be amended as to provide for an additional Contract Minimum purchasing level of two (2) million cases of bagels per year and, accordingly, the table in Section 5.3.5 shall be deleted in its entirety and replaced with the following table:

“

Contract Minimum Level Options (in Cases) to be selected by NWRG:

2,000,000
2,543,962
2,798,358
3,052,754
3,391,949
4,070,339

“

Article 17.0            Section 7.3 shall be amended by adding the following sentence to the end of that Section: “The Toll Charges set forth in the table in Section 7.5.1, as modified in the letter agreement dated February 22, 2005, reflect all adjustments made pursuant to this Section through June 30, 2005.”

Article 18.0            The table in Section 7.5.1 of the Agreement shall be amended to provide for certain reductions in the License Fee and corresponding increases in the Adjusted Toll Charge and, accordingly, the table in this Section shall be deleted in its entirety and replaced with the following table:

“

If the Applicable Contract Minimum (in Cases) is:	The Adjusted Toll Charge for 2005 Will Be:		Thus the Licensing Fee Per Bagel for 2005 Will Be:		The Adjusted Toll Charge for 2006 Will Be:		Thus the Licensing Fee Per Bagel for 2006 Will Be:
2,000,000	$	***	$	***	$	***	$	***
2,543,962	$	***	$	***	$	***	$	***
2,798,358	$	***	$	***	$	***	$	***
3,052,754	$	***	$	***	$	***	$	***
3,391,949	$	***	$	***	$	***	$	***
4,070,339	$	***	$	***	$	***	$	***

*     subject to decrease pursuant to Section 7.5.2 below”

(Note: The table has been adjusted to reflect the mutually agreed upon reductions to the License Fee of $*** for the revenue neutral minimum adjustment at the new 2,000,000 Contract Minimum level and $*** for the License Fee reduction at all Contract Minimum levels.)

Article 19.0            The first sentence of Section 6.10.3 is hereby amended and restated in its entirety as follows:

“The Harlan Companies and New World expressly agree that they each may exercise a right of offset against any amounts that would otherwise be due to the other parties hereunder or under the Equipment Lease, but only to the extent that (x) the amount has not been paid to the other party in accordance with the terms of this Agreement or the Equipment Lease, (y) the party against whom a party wishes to exercise a right of offset is the direct account debtor for such amounts, and (z) there are no valid credits, reductions or other deductions as to the amounts due to the party against whom a party wishes to exercise a right of offset.”

Article 20.0            New World hereby agrees that the Harlan Companies may produce bagels or bagel dough on the Bagel Lines for sale or distribution to *** and ***, notwithstanding the terms of Section 6.2 of the Agreement.

Article 21.0            Section C(1)(b) of the Equipment Schedule to the Lease Agreement is hereby deleted in its entirety and replaced with the following paragraphs:

“(b)         for the year 2005 and every year thereafter, the number of Category B Products bagels shipped by the Harlan Companies (as defined in the Supplier Agreement) to or on behalf of *** and *** during such Accounting Period: (i) multiplied by $*** per bagel, up until such time as the Harlan Companies have shipped bagels to or on behalf of *** and *** collectively in any such year equivalent to the Base Volume (as hereinafter defined); and (ii) multiplied by $*** per bagel, at such time as the Harlan Companies have shipped bagels to or on behalf of *** and *** collectively in any such year equivalent to the Base Volume. For these purposes, the term “Base Volume” means *** bagels actually shipped by the Harlan Companies to *** during the calendar year 2004; and

(c)           for the year 2005 and every year thereafter, the number of Category B Products bagels shipped by the Harlan Companies to or on behalf of customers other than *** and *** during such Accounting Period multiplied by $*** per bagel; provided, however, that no such amount will be payable for the first *** million Category B Products bagels shipped by the Harlan Companies to or on behalf of customers other than *** and *** in any such year.”

Article 22.0            Notwithstanding anything to the contrary in the Agreement or the Equipment Lease, New World agrees to provide to the Harlan Companies the funds necessary to complete the capital expenditure projects identified in the attached Schedule 2 and to also provide an additional $*** in capital expenditures during the Term of the Agreement for other major refurbishments of the leased equipment, new equipment that it approves in advance (except those items ordered prior to December 16, 2004 of which New World has already been notified), and any other capital projects mutually agreed to by the parties.  New World will only approve capital expenditures that qualify as capital under Generally Accepted Accounting Principles.

If you agree that the language above accurately reflects our agreement with respect to the changes to the Agreement and the Equipment Lease, please sign two originals of this letter in the space provided below and return one original to my attention.

Sincerely,

NEW WORLD RESTAURANT GROUP, INC.

EINSTEIN AND NOAH CORP.

MANHATTAN BAGEL COMPANY. INC.

/s/ Paul J.B. Murphy, III
Paul J.B. Murphy, III
President and CEO

AGREED TO AND ACKNOWLEDGED
this 23rd day of February, 2005:

HARLAN BAKERIES, INC.

	By:	/s/ Hugh P. Harlan
Hugh P. Harlan, President

HARLAN BAGEL SUPPLY COMPANY, LLC

	By:	/s/ Hugh P. Harlan
	Printed:	Hugh P. Harlan
	Title:	President

/s/ Hal P. Harlan
Hal P. Harlan

/s/ Hugh P. Harlan
Hugh P. Harlan

/s/ Doug H. Harlan
Doug H. Harlan

cc:      Rick Dutkiewicz